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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 1998 relating to the consolidated financial statements, which appears in 1998 Annual Report to Stockholders of Lattice Semiconductor Corporation, which is incorporated by reference in the Lattice Semiconductor Corporation's Annual Report on Form 10-K for the year ended March 28, 1998. We also consent to the incorporation by reference of our report dated April 15, 1998 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
June 25, 1999